Exhibit 10.3

RETIREMENT AGREEMENT

This Retirement Agreement (“Agreement”) is made and entered into as of the 5th day of September, 2019, by and between Highwoods Properties, Inc., a Maryland corporation (“Highwoods” or the “Company”), and Edward J. Fritsch, an at-will employee of the Company (“Employee”).
WHEREAS, the effective date of Employee’s retirement from employment with Highwoods is September 1, 2019 (the “Retirement Date”); and
WHEREAS, Employee and Highwoods wish to set forth the terms and conditions of Employee’s retirement from employment, as well as resolve any disputes and claims which Employee could potentially have arising from the employment of Employee by Highwoods and the ending of that employment; and
WHEREAS, Employee and Highwoods wish to provide for Employee’s ability to perform his nonprofit civic activities after retirement with the reasonable administrative support of Highwoods.
NOW THEREFORE, in consideration of the mutual promises and agreements contained in this Agreement, Employee and Highwoods agree as follows:
1.    Highwoods’ Agreements:
(a)    Employee shall receive earned but unpaid pay through the Retirement Date, along with payment for any accrued but unused vacation, less applicable deductions and withholdings, payable on the next regularly scheduled bi-weekly pay date following the Retirement Date. Highwoods will continue Employee’s health insurance benefits through the Retirement Date. In addition, subject to Employee’s continuing compliance with his agreements under Section 2 of this Agreement, Highwoods acknowledges and confirms that Employee is eligible for benefits under the Company’s Retirement Plan, which was adopted and became effective as of March 1, 2006. Without limitation of the foregoing, subject to Employee’s continuing compliance with his agreements under Section 2 of this Agreement, (i) the Exercisability Benefit shall apply to all Stock Options held by Employee as of the Retirement Date and (ii) the Vesting Benefit shall apply to all shares of Time-Based Restricted Stock and Performance-Based Restricted Stock held by Employee as of the Retirement Date. Highwoods further acknowledges that the Committee has provided Consent to a waiver by Highwoods of the requirement that Employee provide a Notice of Intent to Retire at least 12 calendar months prior to the Retirement Date. Capitalized terms used but not defined herein shall have the meaning set forth in the Retirement Plan.
(b)    (i)    If Employee timely elects and timely submits all necessary paperwork to the appropriate entity for continuing healthcare coverage through COBRA, Highwoods shall cover the cost of such COBRA coverage from the Retirement Date through March 1, 2021 for Employee, Employee’s spouse, and each of Employee’s dependents unless and until any such dependent’s 26th birthday. It is and shall remain Employee’s obligation to timely elect and timely submit all necessary paperwork to the appropriate entity for the COBRA coverage. Highwoods shall provide Employee with access to and support from Highwoods employees who will provide guidance to Employee on deadlines by which he must elect COBRA, the process, methods, and forms to elect COBRA, and to answer questions Employee may have about the COBRA election and payment processes.

(ii)    On March 1, 2021, and on each March 1 thereafter, the Company shall make a cash payment to Employee equal to the premium to be paid by Employee for one year of health plan coverage for Employee, Employee’s spouse, and each of Employee’s dependents that are under 26 years of age, that is the most commercially reasonable coverage that closely aligns with the health plan coverage provided to Employee, Employee’s spouse, and Employee’s dependents on the Retirement Date (as reasonably determined in good faith by the Company in consultation with Employee, but in no event less than the premium that would apply if the coverage for such period were provided under COBRA). Notwithstanding the foregoing, if any of Employee, Employee’s spouse, or Employee’s dependents is expected to become eligible for Medicare during any such one-year period, the payment for such period shall be reduced to reflect that coverage for such individual is intended to continue only through the date he or she becomes eligible for Medicare. In the event of Employee’s death prior to the cessation of payments under this Section 1(b)(ii), such payments shall continue to be made with respect to coverage for Employee’s spouse and each of Employee’s dependents that are under 26 years of age.
(iii)    Any and all payments made by the Company under subsection (ii) shall be grossed-up for federal and state tax purposes, with such gross-up being paid at the same time as the payments described above. If the Company determines that the benefits provided to Employee under subsection (i) are taxable to the Employee pursuant to Section 105(h) of the Internal Revenue Code or otherwise, the Company shall gross-up the taxable value of such benefits for federal and state tax purposes, with such gross-ups being paid on March 1, 2020 and March 1, 2021, as applicable.
(c)    On the Retirement Date, Highwoods will transfer to Employee the following motor vehicle:

Make:	Chevrolet
Model:	Silverado
Body Type:	Pickup Truck
Year:	2015
VIN:	3GCPCTE02CG292038

Employee takes the vehicle “as-is” without any warranties, express or implied, as to its condition. The parties agree that the fair market value of the vehicle as of the Retirement Date is $15,290.00 (using the appraised value of the vehicle according to the Wake County Revenue Department). Employee understands that such fair market value will be reflected on Employee’s W-2 for the 2019 calendar year.
(d)    After Employee’s retirement, Highwoods shall continue to provide Employee, for an indefinite duration, reasonable administrative support to aid Employee in performing his nonprofit civic activities, including information technology and marketing administrative support; provided, however, that (i) such administrative support does not materially interfere with any Highwoods activities and (ii) Highwoods shall not be required to incur any expenses related thereto other than routine ordinary expenses for personnel and technology that Highwoods would reasonably incur regardless of the support provided to Employee. Highwoods acknowledges and agrees Employee may continue to refer to Highwoods and to Employee’s roles with Highwoods in the performance of his nonprofit civic activities. In addition, Highwoods shall continue to provide Employee with access to information in the Company’s possession regarding his holdings of outstanding common stock, restricted stock and stock options.
(e)    Full and General Release of Liability: In consideration of this Agreement, and the promises provided for in Section 2, the sufficiency of which is hereby acknowledged, Highwoods hereby forever WAIVES, RELEASES, AND DISCHARGES Employee from any and all liability, actions, claims, demands, or lawsuits in law or in equity which Highwoods may have had, presently has, or in the future may have, against Employee by reason of any act, omission, transaction or event from the beginning of time through the date of this Agreement, including but not limited to those arising out of or relating to Employee’s employment with Highwoods, provided, however, that Highwoods is not releasing Employee from any claims arising from facts or circumstances which Employee has concealed from Highwoods or from any claims arising from any criminal or fraudulent acts or omissions by Employee. This release, waiver and discharge applies to any and all claims against Employee, known or unknown, arising under contract or under federal, state, or local statutory or common (including civil tort) law, which have been asserted or which could have been asserted to the maximum extent permitted by law, without limitation or exception, other than for breach of this Agreement.
It is expressly understood and agreed by the parties that this Agreement is in full accord, satisfaction, and discharge of any and all doubtful or disputed claims by Highwoods against Employee, and this Agreement has been signed with the express intent of extinguishing all claims, obligations, actions, or causes of action as herein described.
2.    Employee’s Agreements:
(a)    Full and General Release of Liability: In consideration of this Agreement, and the benefits and promises provided for in Section 1, the sufficiency of which is hereby acknowledged, Employee hereby forever WAIVES, RELEASES, AND DISCHARGES Highwoods and all of its current and past insurers, attorneys, fiduciaries, current and former officers, directors, partners, employees, agents, successors, assigns, subsidiary and parent companies, and all other entities affiliated with or related to it, without limitation, exception, or reservation (collectively, the “Released Parties”), from any and all liability, actions, claims, demands, or lawsuits in law or in equity which Employee may have had, presently has, or in the future may have, against any one or all of the Released Parties by reason of any act, omission, transaction or event from the beginning of time through the date of this Agreement, including but not limited to those arising out of or relating to Employee’s employment with Highwoods. This release, waiver and discharge applies to any and all claims against Highwoods, known or unknown, arising under contract or under federal, state, or local statutory or common (including civil tort) law, which have been asserted or which could have been asserted including, but not limited to, any and all claims of race, sex, national origin, religious, disability, or age discrimination, harassment and/or retaliation under Title VII of the Civil Rights Act of 1964 (as amended), the Civil Rights Act of 1991, the Older Workers Benefit Protection Act, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Rehabilitation Act, any claims pursuant to the Family and Medical Leave Act, the Equal Pay Act, the Occupational Safety and Health Act, the Employee Retirement Income Security Act (“ERISA”), the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), 42 U.S.C. § 1983, 42 U.S.C. § 1988, any claims of retaliation pursuant to the Fair Labor Standards Act and/or North Carolina Workers’ Compensation Act, state statutory and common law, including but not limited to any claims for breach of contract, tortious interference with business expectancy, outrage, negligent infliction of emotional distress, defamation, and/or wrongful discharge in violation of public policy, and any other federal, state, or local laws, including common law, to the maximum extent permitted by law, without limitation or exception, other than for breach of this Agreement.
Employee also understands and agrees that this Agreement extinguishes all claims, whether known or unknown, foreseen or unforeseen, and expressly waives any rights or benefits under any law or judicial decision that provides in substance or effect that a general release does not extend to claims that the creditor does not know or suspect to exist in his favor at the time of executing the general release.
It is expressly understood and agreed by the parties that this Agreement is in full accord, satisfaction, and discharge of any and all doubtful or disputed claims by Employee against the Released Parties, and this

Agreement has been signed with the express intent of extinguishing all claims, obligations, actions, or causes of action as herein described.
Highwoods hereby acknowledges that nothing herein shall be construed in any way to limit its obligations to indemnify Employee as more fully set forth in Article IX of the Company’s Amended and Restated Charter, which is attached as Schedule 2(a). The Company hereby affirms that its obligations to indemnify Employee to the extent set forth in Article IX of the Company’s Amended and Restated Charter shall continue after the Retirement Date for an infinite duration.
(b)    Return of Highwoods’ Property: Employee understands and agrees that on or before the Retirement Date, he will turn over to Highwoods all originals and all copies of all lists, files, memoranda, records, reports, credit cards, policies, handbooks, and other documents or information, whether tangible, on computer or otherwise, which Employee received from Highwoods which is the property of Highwoods or which Employee prepared, copied or caused to be prepared or copied, or otherwise received in connection with Employee’s employment with Highwoods; provided, however, that Employee may retain the personal mobile device and laptop computer currently used by Employee in the course of his employment. Subsequent to the Retirement Date, notwithstanding his retention of such technology equipment, Employee shall have no access to the Company’s technology networks and other systems (except Employee shall be permitted continued use of his ed.fritsch@highwoods.com e-mail account for 45 days subsequent to the Retirement Date in the manner and subject to the conditions imposed by the Company’s Chief Information Officer). Any requests for reimbursement of business-related expenses incurred by Employee during the course of Employee’s employment must be submitted to Highwoods in accordance with existing policies and procedures of Highwoods no later than December 31, 2019.
(c)    Confidential Business Information: Employee acknowledges that Employee knows confidential business information relating to Highwoods and its affiliated and related entities and their respective operations that is proprietary in nature, confidential to Highwoods, and not generally known to the public. Such “confidential business information” includes information, whether obtained in writing, in conversation, or otherwise, concerning corporate strategy, intent and plans, business operations, financing, customers and potential customers, customer leases, pricing, costs, budgets, equipment, the status, scope and terms of pending negotiations, transactions, contracts and obligations, and corporate and financial reports. Such confidential and/or trade secret information does not, however, include information in the public domain unless Employee has, without authority, made it public. For so long as the information remains confidential, Employee agrees: (1) not to disclose such information to anyone; (2) to keep such information confidential; (3) to take appropriate precautions to maintain the confidentiality of such information; and (4) not to use such information for personal benefit or the benefit of any customer or competitor of Highwoods or any other person. If Employee is required to disclose information pursuant to a court order or other government process or such disclosure is necessary to comply with applicable law or defend against such claims, then Employee shall: (a) notify Highwoods promptly before any such disclosure is made; (b) at Highwoods’ request and expense, take all reasonably necessary steps to defend against such process or claims; and (c) refrain from opposing Highwoods’ participation with counsel of its choice in any proceeding relating to any such court order, other government process or claims.
(d)    Employee Acknowledgements: Employee acknowledges that as of the date Employee signed this Agreement, Employee: (1) has not suffered a work-related injury that has not be properly disclosed to Highwoods; (2) has been paid in full all wages due and owing to Employee for any and all work performed for Highwoods (except for wages scheduled to be paid to Employee in the next succeeding payroll period); (3) has not exercised any actual or apparent authority by or on behalf of Highwoods; (4) to Employee’s knowledge, Employee has not entered into any agreements, whether written or otherwise, with any of Highwoods’ employees (current and former) and/or third parties that could legally bind Highwoods that were beyond the scope of Employee’s authority in his role with Highwoods or which were wrongfully concealed from Highwoods by Employee.
(e)    Non-Disparagement: Employee agrees that Employee will not make disparaging statements of any nature whatsoever about Highwoods and/or any of the Released Parties. Highwoods will not make disparaging statements of any nature whatsoever about Employee. Each of the parties agrees and acknowledges that any material violation of or failure to perform the agreements set forth in this section by the other party shall constitute a breach of this Agreement.
(f)    Non-Interference: Nothing in this Agreement shall interfere with Employee’s right to file a charge, cooperate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the North Carolina Department of Labor or any other federal, state or local regulatory or law enforcement agency. However, the consideration provided to Employee in this Agreement shall be the sole relief provided to Employee for the claims that are released by the Employee in this Agreement, and Employee will not be entitled to recover and agrees to waive any monetary benefits or recovery against the Company and/or the other Released Parties in connection with any such charge or proceeding without regard to who has brought such charge or complaint.
(g)    Non-Competition: Except as otherwise herein, until such time as Employee no longer holds long-term incentive awards subject to the benefits referenced or described in Section 1(a) of this Agreement, Employee shall not, at any time without the prior consent of the Company’s Chief Executive Officer or General Counsel, engage in the ownership, development, operation, management or leasing of any commercial office buildings located within any of the metropolitan statistical areas (as such terms are defined by the U.S. Office of Management and Budget) enumerated in the attached Schedule 2(g) or within any other city or county with respect to which the Company hereafter formally announces its intention to engage in business; provided, however, that the foregoing prohibition shall not apply to cities or counties where the Company is not engaged in business on the date of this Agreement and with respect to which the Company has not formally announced its intention to engage in business within, and Employee hereafter engages in business prior to any announcement by the Company of its intention to engage in business there. Notwithstanding the foregoing, at any time after March 1, 2023, Employee may, in his sole and absolute discretion, upon at least 30 days’ prior written notice delivered to the Company, elect to no longer comply with the provisions of this Section 2(g); provided, however, that upon any such event, the remaining vested portion of any stock options then held by Employee issued under the Company’s 2009 and 2015 Long-Term Equity Incentive Plans will remain exercisable only for a period of three months following the date of such notice, after which three-month period all such then-outstanding options will automatically terminate and be forfeited by Employee for no consideration.
(h)    Performance of Duties: Employee shall use his best efforts in performing his assigned job duties through the Retirement Date. This Agreement does not create a contract of employment between Employee and the Company or otherwise alter the “at will” employment relationship that exists between Employee and the Company. This Agreement does not give Employee any right to continue in the Company’s employment or otherwise limit the Company’s ability to terminate Employee’s employment or Employee’s ability to terminate his or her employment at any time and for any or no reason, including prior to the Retirement Date. Upon the termination of Employee’s employment with the Company for any reason prior to the Retirement Date, Employee shall forfeit all rights and benefits under this Agreement. The preceding sentence is not intended to affect rights and benefits, if any, to which Employee may be eligible under any other agreement or arrangement with the Company, including but not limited to the Retirement Plan.
(i)    Forfeiture and Recovery: With respect to any asserted breach of this Agreement by either party, the complaining party shall deliver notice to the other party of the facts and circumstances constituting the asserted breach, and such other party shall have forty-eight (48) hours within which to cure the claimed breach or to desist from the conduct complained of. Employee acknowledges and agrees that, in any suit or arbitration brought by the Company to enforce this Agreement, (i) if Employee is found to have materially breached any provision of this Agreement, or (ii) if Employee materially breaches a provision of this Agreement, but successfully defends against liability in such suit or arbitration on the ground that a provision of this Agreement is unenforceable, then Employee shall forfeit benefits under the Company’s Retirement Plan, and Highwoods shall be entitled to recover from Employee any such payments made or benefits provided to Employee pursuant to this Agreement, seek reimburse from Employee of any costs and attorneys’ fees Highwoods incurs in connection with obtaining the return or reimbursement of such payments, and pursue any and all other remedies at law or equity. The failure of Highwoods to pursue any remedy available to it pursuant to this section shall not constitute a waiver by Highwoods of its rights hereunder with respect to such breach or any other breach by Employee or a finding by a court or arbitrator of unenforceability of any provision of this Agreement.
(j)    Consulting Services: (i) For a two-year period commencing on the Retirement Date (the “Consulting Period”), Employee shall provide consulting services to Highwoods in the manner set forth below for $175,000 per year, payable in arrears on the 1st of each calendar month starting on October 1, 2019.
(ii)    Employee will perform up to 20 hours per month of performing consulting services for Highwoods upon the reasonable request of an executive officer of Highwoods. Such requested consulting services are generally expected to be in the areas of strategic planning, investor relations, corporate governance and investment activities (such as acquisitions, dispositions and development projects). Employee shall have discretion in selecting the dates and times it performs such consulting services throughout the month giving due regard to the needs of the Company’s business. If Highwoods deems it necessary for Employee to provide more than 20 hours in any month, Employee is not obligated to undertake such work until Employee and Highwoods have agreed on a rate of compensation.
(iii)    During the Consulting Period, Employee will be an independent contractor and not an employee, partner, or co-venturer of, or in any other service relationship with, Highwoods. The manner in which Employee’s services are rendered shall be within Employee’s sole control and discretion. During the Consulting Period, Employee will not be authorized to speak for, represent, or obligate Highwoods in any manner without the prior express written authorization from an officer of Highwoods.
(iv)    During the Consulting Period, Highwoods will reimburse Employee for all actual reasonable and necessary expenditures, which are directly related to the consulting services. These expenditures include, but are not limited to, expenses related to travel (i.e., airfare, hotel, temporary housing, meals, parking, taxis, mileage, etc.), telephone calls, and postal expenditures. Highwoods will also provide reasonable amounts of administrative support from current employees of Highwoods to assist Employee in the provision of consulting services to Highwoods.
(v)    During the Consulting Period, Highwoods will take commercially reasonable steps to inform Employee if and when any of his activities or any information to which he is given access constitutes material nonpublic information under the federal securities laws.
3.    Tax Matters and Indemnification Agreement: Employee expressly acknowledges that no oral or written representation of fact or opinion has been made to Employee by Highwoods, any of the Released Parties, or its attorneys regarding the tax treatment or consequences of any payment made under this Agreement. It is expressly understood that, except as otherwise provided in this Agreement, to the extent any liability or responsibility exists for Employee’s federal, state and local income or other taxes, penalties or interest, such liability or responsibility rests solely with Employee.

The parties intend that amounts payable under this Agreement shall not be included in Employee’s income for federal, state or local income tax purposes until the amounts are actually paid or delivered to Employee. This Agreement is intended to comply with Internal Revenue Code Section 409A or an exemption thereunder and shall be construed and administered in accordance therewith. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Code Section 409A or an applicable exemption. Payments under this Agreement are intended to qualify to the maximum extent applicable for the short-term deferral exception and the involuntary severance exception to application of Code Section 409A and shall be interpreted consistently with the requirements of Code Section 409A and the short-term deferral exception and involuntary severance exception thereto. References herein to termination or separation from employment shall mean separation from service within the meaning of Code Section 409A and guidance thereunder. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Employee in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A and Employee is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of his termination of employment or, if earlier, on Employee’s death. The aggregate of any payments that would otherwise have been paid before such date shall be paid to Employee in a lump sum on such date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.
Employee agrees to indemnify and hold harmless Highwoods and/or the Released Parties in connection with any liability incurred by Highwoods in connection with any tax or taxes for which Employee is responsible. Similarly, Highwoods agrees to indemnify and hold harmless Employee in connection with any liability incurred by Employee in connection with any tax or taxes for which Highwoods is responsible. Highwoods also agrees to indemnify and hold harmless Employee in connection with any liability incurred by Employee in connection with any tax or taxes resulting from the COBRA coverage payments provided for in Section 1(b)(i).
4.    Voluntary Nature of Agreement and Advice of Counsel: Employee acknowledges that Employee (a) has read this Agreement and understands its terms, (b) signs the Agreement voluntarily of Employee’s own free will, without coercion or duress, and with full understanding of the significance and binding effect of the Agreement, (c) is hereby advised to consult with an attorney before signing this Agreement, and (d) acknowledges that Employee has had an opportunity to review this Agreement with an attorney prior to execution.
5.    Consideration Period and Revocation: Employee received this Agreement on September 5, 2019. Employee has twenty-one (21) calendar days from the date Employee received the Agreement within which to consider the Agreement, although Employee may return it sooner if desired. Employee may revoke the Agreement, by delivering a written notice of revocation to Jeffrey D. Miller, Executive Vice President, General Counsel and Secretary, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604, within seven (7) calendar days after Employee signs the Agreement. In the absence of a revocation, this Agreement will become effective and enforceable on the eighth (8th) calendar day following the date Employee signs the Agreement.
6.    Cooperation: Employee agrees that, for a two-year period after his Retirement Date, upon reasonable request by Highwoods, Employee will participate in the investigation, prosecution, or defense of any matter involving Highwoods, any of the other Released Parties, or any other matter that arose during Employee’s employment, provided Highwoods shall compensate Employee for the reasonable value of the time required for such participation, and shall reimburse Employee for any reasonable travel and out-of-

pocket expenses incurred in providing such participation at its request, the purpose of which reimbursement is to avoid cost to Employee and not to influence Employee’s participation.
7.    Notices: Notices required or permitted under this Agreement shall be deemed sufficiently given if delivered by overnight courier and/or email as follows:

If to Employee:	Edward J. Fritsch Raleigh, NC 27609 Email:

If to Highwoods:	c/o Jeffrey D. Miller, General Counsel 3100 Smoketree Court, Suite 600 Raleigh, North Carolina 27604 Email:

8.    Arbitration: Except for suits initiated by the Company to enjoin a breach by Employee related to prohibited disclosures or competitive activities as proscribed in subparagraphs 2(c) and 2(g) hereinabove, which the Company may bring in an appropriate court, all other claims, disputes, and controversies arising out of this Agreement or the parties’ relationship and employer and employee or former employer and former employee shall be resolved exclusively by binding arbitration. In such a proceeding, there shall be only one arbitrator, who shall be selected by the mutual agreement of the parties, and the decisions of the arbitrator shall be final and binding as to both the Company and Employee. Judgment may be entered on the arbitrator’s decision in any court having competent jurisdiction. This arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S. C. §1 et seq. The direct expense of the arbitration shall be borne by Employer but each party will bear its own expenses and legal fees. The arbitration shall be held in the City of Raleigh, North Carolina. Either party may appeal the arbitrator’s decision to a court in accordance with the appeal procedures of the Federal Arbitration Act 9 U.S. C. §1 et seq.
9.    Binding Effect; Entire Agreement; Severability: This Agreement will be binding upon Employee and his heirs, administrators, representatives, executors, successors and assigns, and will inure to the benefit of the Company and its successors and assigns. This Agreement contains the entire agreement between and among the parties and cannot be modified in any respect in the future except in a writing signed by the parties hereto. It is expressly understood to be the intent of the parties hereto that the terms and provisions of this Agreement are severable and if, at any time in the future or for any reasons, any term or provision in this Agreement is declared unenforceable, void, voidable, or otherwise invalid, the remaining terms and provisions shall remain valid and enforceable as written.
10.    Governing Law: The terms and provisions of this Agreement shall be interpreted and enforced under the substantive law of the State of North Carolina, to the extent state law applies, and under federal law, to the extent federal law applies.
11.    Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute together one and the same Agreement. Any party to this Agreement may execute this Agreement by signing any such counterparts.
12.    Attorney Fees: In any dispute hereunder that is resolved through legal proceedings, reasonable attorneys’ fees and expenses shall be awarded to the prevailing party.

13.    Termination of Amended and Restated Executive Supplemental Employment Agreement: Each of the parties hereto acknowledges that the Amended and Restated Executive Supplemental Employment Agreement, effective as of February 12, 2013, by and between, Highwoods and Employee (the “Prior Agreement”), shall automatically terminate as of the Retirement Date, and that none of the provisions of the Prior Agreement shall survive or be deemed to survive the Retirement Date in any respect.

IMPORTANT: YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE BEEN HEREBY ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT. YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE BEEN ADVISED THAT THIS AGREEMENT IS A BINDING LEGAL DOCUMENT. YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL OF THE PROVISIONS OF THIS AGREEMENT AND THAT YOU HAVE VOLUNTARILY AND KNOWINGLY SIGNED THE AGREEMENT.
PLEASE READ CAREFULLY, THIS AGREEMENT HAS IMPORTANT LEGAL CONSEQUENCES.

IN WITNESS WHEREOF, the parties have executed this Agreement.

/s/ Edward J. Fritsch
Edward J. Fritsch
Date: September 5, 2019

HIGHWOODS PROPERTIES, INC.
By:	/s/ Jeffrey D. Miller
Jeffrey D. Miller
Executive Vice President, General Counsel and Secretary
Date: September 5, 2019

Schedule 2(a)

ARTICLE IX

Indemnification

The Corporation shall indemnify directors, officers, agents and employees as follows: (a) the Corporation shall indemnify its Directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the Maryland Corporations and Associations Article now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (b) the Corporation shall indemnify other employees and agents, whether serving the Corporation or at its request any other entity, to such extent as shall be authorized by the Board of Directors or the Corporation’s Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled and shall continue as to a person who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the heirs, executors and administrators of such a person. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of these Amended and Restated Articles of Incorporation of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

Schedule 2(g)

Atlanta MSA
Charlotte MSA
Greensboro-High Point MSA
Nashville MSA
Memphis MSA
Orlando MSA
Pittsburgh MSA
Raleigh MSA
Richmond MSA
Tampa MSA